Exhibit 99.1

FOR IMMEDIATE RELEASE	DRAFT

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
Second Quarter Fiscal 2006 Financial Results
Phoenix, AZ May 10, 2006 — White Electronic Designs Corporation (NASDAQ: WEDC) is pleased to report results for the second quarter of fiscal 2006 ended April 1, 2006.
Highlights include:
•	Net sales of $27.4 million;

•	Improved product mix drives gross margin to 33% of net sales compared to 31% in last year’s second quarter;

•	Net income of $1.7 million, or $0.07 per diluted share;

•	Total bookings of $24.9 million; and

•	Backlog of $51.5 million.
Net sales for the second quarter of fiscal 2006 were $27.4 million compared to $27.9 million in the comparable quarter last year. Net income for the second quarter of fiscal 2006 was $1.7 million, or $0.07 per diluted share, compared to net income of $1.5 million, or $0.06 per diluted share, in the second quarter of fiscal 2005.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “The financial results for this past quarter reflect improved sales in our microelectronic segment and improved gross margins in our display segment, with a heavier weighting of product sales in the military sector. We are pleased with the sustained level of orders from our military customers and we look forward to enhanced performance in our commercial display business as our tablet personal computer products come to market in the coming months.”
Mr. Shokrgozar continued, “We remain solidly profitable despite additional compensation expenses resulting from the adoption of SFAS No. 123R, and strategic increases in R&D spending. Research and development expenses for the second quarter of fiscal 2006 totaled approximately $1.7 million, or 6.4% of net sales, which is 12% more than the comparable quarter last year. We are dedicated to driving innovation in all of our product lines in order to attract higher margin business in the years to come.”
The Company’s backlog at the end of the second quarter of fiscal 2006 totaled $51.5 million. The balance sheet remained strong as cash totaled $50.7 million at quarter end with no debt.

Selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2006 were $5.0 million, compared to $4.7 million in the immediately preceding quarter and $4.9 million in the second quarter of fiscal 2005. A year over year increase in general and administration (G&A) expenses more than offset a decrease in selling expenses. The primary increases in G&A expenses were stock compensation expense in connection with the adoption of SFAS No. 123R, accrued compensation and rent and moving expenses related to the consolidation of our microelectronic segment.
Gross profit for the second quarter of fiscal 2006 was $9.0 million, or 33% of net sales, compared to $7.3 million, or 29%, in the immediately preceding quarter and $8.7 million, or 31%, in the second quarter of fiscal 2005. The increase in gross margin was primarily due to the strong sales performance and product mix of our military microelectronics products.
Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $16.6 million in the second quarter of fiscal 2006, compared to $15.4 million in the second quarter of fiscal 2005. Net sales to military customers totaled $10.9 million, up 21% compared to $9.0 million in the immediately preceding quarter, and up 22% compared to $8.9 million in the second quarter of fiscal 2005.

•	Backlog at the end of the second quarter of fiscal 2006 for the Microelectronic segment totaled $33.4 million, or 65% of the total Company backlog. Military products accounted for 77% of the Microelectronic segment backlog. Backlog was $33.6 million for this segment at the end of the second quarter of fiscal 2005.

•	Second quarter new orders received for the Microelectronic segment totaled $16.7 million, or 67% of the total new orders received by the Company. Defense microelectronic products bookings were $10.3 million in the second quarter, compared to $9.0 million in the second quarter of fiscal 2005.

•	Net sales for the second quarter of fiscal 2006 for our commercial Microelectronic products totaled $5.8 million compared to $4.9 million in the immediately preceding quarter and compared to $6.5 million in the second quarter of fiscal 2005.
     Key Microelectronic segment awards during the quarter included:
•	$1 million order for multichip modules to be used in the embedded systems and Global Positioning System applications.

•	Two orders totaling $1.5 million for multichip modules used in missile applications.

•	Follow-on order totaling $3.4 million from a leader in hotel entertainment delivery systems.
•	A $0.7 million follow-on order from a leader in high-end audio entertainment systems.
Display Segment Highlights
•	Net sales for the Display segment totaled $10.8 million compared to $11.0 million in the immediately preceding quarter and $12.5 million in the second quarter of fiscal 2005.
•	Backlog at the end of the second quarter for the Display segment totaled $18.0 million, or 35% of the total Company backlog. Display segment backlog was $20.5 million in the immediately preceding quarter and $27.3 million at the end of the second quarter of fiscal 2005. The year-over-year decrease was due to the strategic decision we made to not pursue lower margin sales and the resulting completion of our contract with a large Point-of-Service provider.
•	New orders received for the Display segment totaled $8.3 million compared to $11.2 million in the immediately preceding quarter and $13.8 million in the second quarter of fiscal 2005. However, we expect the bookings to increase in the second half of fiscal year 2006.
     Key Display segment awards during the quarter included:
•	Production orders totaling $0.8 million for enhanced display products using our Max-Vu™ technology for specialty PC applications.
•	Follow-on display enhancement orders for various avionics, marine, and industrial applications totaling over $1 million.
•	Follow-on order for medical patient monitors applications totaling $0.7 million.
•	Continuing orders of $1.8 million for follow-on keypad products from major appliance manufacturers.
Conference Call
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the second quarter of fiscal year 2006 beginning at 11:00 a.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 201403 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=104343. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site, enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About White Electronic Designs Corporation
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, Oregon and China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. In particular, such forward-looking statements include the references to the performance of our commercial display business, the timing of our tablet personal computer product coming to market and the anticipation of increased bookings in the display segment in the second half of fiscal year 2006. Forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.
Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005 under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of dollars, except share data)

	April 1,	October 1,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$50,708	$51,008
Accounts receivable, less allowance for doubtful accounts of $324 and $250	17,928	19,457
Inventories, net	20,810	19,609
Assets held for sale	1,924	—
Prepaid expenses and other current assets	1,232	825
Deferred income taxes	4,288	4,508

Total Current Assets	96,890	95,407

Property, plant and equipment, net	14,087	14,952
Goodwill	5,670	5,670
Intangible assets, net	4,884	5,121
Other assets	117	118

Total Assets	$121,648	$121,268

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,898	$5,712
Accrued salaries and benefits	2,030	2,356
Other accrued expenses	2,578	3,701
Deferred revenue	1,648	1,797

Total Current Liabilities	11,154	13,566

Accrued long-term pension liability	547	547
Deferred income taxes	1,304	1,725
Other long-term liabilities	1,271	1,210

Total Liabilities	14,276	17,048

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,637,671 and 24,479,276 shares issued	2,460	2,448
Treasury stock, 44,442 and 44,442 shares, at cost	(4)	(4)
Additional paid-in capital	91,442	90,829
Retained earnings	13,656	11,129
Accumulated other comprehensive loss	(182)	(182)

Total Shareholders’ Equity	107,372	104,220

Total Liabilities and Shareholders’ Equity	$121,648	$121,268

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars except share and per share data)

	Three months ended		Six months ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005

Net sales	$27,380	$27,860	$52,259	$56,725
Cost of sales	18,412	19,207	36,023	40,537

Gross profit	8,968	8,653	16,236	16,188

Operating expenses:
Selling, general and administrative	5,008	4,935	9,729	9,470
Research and development	1,742	1,560	3,399	2,926
Amortization of intangible assets	119	158	238	316

Total operating expenses	6,869	6,653	13,366	12,712

Operating income	2,099	2,000	2,870	3,476
Interest income	(498)	(212)	(959)	(432)

Income before income taxes	2,597	2,212	3,829	3,908
Provision for income taxes	881	706	1,302	1,193

Net income	$1,716	$1,506	$2,527	$2,715

Earnings per share — basic	$0.07	$0.06	$0.10	$0.11

Earnings per share — diluted	$0.07	$0.06	$0.10	$0.11

Weighted average number of common shares and equivalents:
Basic	24,516,922	24,440,801	24,501,341	24,406,369
Diluted	25,027,801	24,912,811	25,067,956	24,974,203